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         EXHIBIT 12.1 - COMPUTATION OF RATIO OF DEBT TO ADJUSTED EBITDA

                         CONTINENTAL RESOURCES, INC.

                                                                                  PRO FORMA                         PRO FORMA
                                                                                  YEAR ENDED       SIX MONTHS       SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,          DECEMBER 31    ENDED JUNE 30,   ENDED JUNE 30,
                                       -----------------------------------------------------------------------------------------
                                        1993     1994     1995     1996     1997     1997         1997     1998        1998
                                       ------   ------   ------   ------   ------   -------      ------   ------      ------
NET INCOME                              5,772    2,875    3,869   13,325   26,197    20,007      16,330   (3,499)     (6,705)

INCOME TAXES                            2,974    1,596    2,252    8,238   (8,941)   (8,941)     (8,941)       0           0

INTEREST EXPENSE                          314      670    2,396    4,550    4,804    15,684       2,313    5,174       7,836

AMORTIZATION OF OFFERING COSTS                                                          460                              427

DD&A                                    4,816    6,068    9,614   22,876   33,354    34,931      16,713   16,483      17,508

EXPLORATION EXPENSE                     1,996    6,338    6,184    4,513    6,807     6,806       3,410    2,650       2,650

LITIGATION SETTLEMENT                  (4,000)                             (7,500)   (7,500)
                                       -----------------------------------------------------------------------------------------

ADJUSTED EBITDA(1)                     11,872   17,547   24,315   53,502   54,721    61,447      29,825   20,808      21,716

TOTAL DEBT                              7,514    6,272   44,265   54,759   79,632   153,957

TOTAL DEBT TO ADJUSTED EBITDA             0.6      0.4      1.8        1      1.5       2.5         N/A      N/A         N/A

(1) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from the litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The Company's computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.